Exhibit 99.2
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Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

ENDOLOGIX
Moderator: Paul McCormick
February 22, 2007
4:00 pm CT

Operator:	Welcome to the Endologix 2006 Fourth Quarter and Year End Financial Results conference call. At this time all participants are in a listen only mode. Following management’s prepared remarks we’ll hold a Q&A session.

To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

As a reminder, this conference is being recorded today, February 22, 2007. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer and Bob Krist, Chief Financial Officer.

Earlier this afternoon Endologix issued a press release announcing financial results for the 2006 fourth quarter and year end. If you’ve not received this news release or would like to be added to the Company’s distribution list,

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

please call Lippert/Heilshorn in Los Angeles at 310-691-7100 and speak with Erica Torres. This call is also being broadcast live over the Internet and at www.endologix and a replay of the call will be available on the company’s website for the next 14 days.

Before we begin I’d like to caution listeners that comments made by management during this conference call will include forward looking statements within the meaning of federal securities laws. These forward looking statements involve material risks and uncertainties.

For discussion of risk factors I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, February 22, 2007.

Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said I’d like to turn the call over to Paul McCormick. Paul?

Paul McCormick:	Thank you Jody and I’d like to extend my thanks to each of you for joining us on today’s call. I’m pleased to report another quarter of excellent progress. Our total product revenues for the fourth quarter increased 139% over the prior year. We’ve reported our eighth consecutive quarter of domestic sales growth and fourth quarter domestic sales grew 21% compared with the 2006 third quarter.

Our domestic growth is especially gratifying as it indicates we are gaining traction with our accelerated domestic sales strategy. Among our key growth

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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initiatives last year was to build out our direct sales force, focusing on recruiting professionals with strong, clinical backgrounds.

We ended the year on target with 45 quota carrying territories in the U.S. and a team of regional sales managers who report to our national sales manager. We plan to maintain our sales force at or about this level during the first half of 2007. We will evaluate our staffing needs and make additional hires if deemed appropriate in the second half of this year or in early 2008.

In past calls we’ve discussed the strong correlation between sales representative tenure and sales productivity. We expect increasing revenue contributions from our sales force this year due to an increase in overall tenure of our sales organization. As of this call, 13 of our sales reps have 16 months or more tenure in their respective territories and 14 have 8 to 12 months.

I’m also pleased to report that favorable Powerlink data was featured in three presentations and last week’s International Congress on Endovascular Interventions which is among the more important medical conferences focusing on AAA procedures. Included was five-year patient follow-up data from the Powerlink pivotal clinical trial that reinforces our best in class long term clinical data.

Additionally, data from 378 patients treated with the Powerlink over the past seven years was presented by Dr. Dieter Raithel of the Southern Clinic in Nuremburg, Germany. This discussion highlighted design features unique to the Powerlink that supports the use of our device in patients with anatomies considered difficult to treat with ELGs.

Before asking Bob Krist to discuss our financial results I’d like to report on the transition of Powerlink distribution in the European markets to LeMaitre

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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Vascular. As announced in December we entered a three year agreement with LeMaitre and we believe our collaboration with them will improve sales in major European markets where we see good long term opportunity.

The LeMaitre sales force has established relationships with vascular surgeons and we see the Powerlink technology as a synergistic fit with LeMaitre’s stent graph products and focus. Additionally, sales of the Powerlink could represent an important revenue generator for LeMaitre.

At this time I’d like to turn the call over to Bob. Bob?

Bob Krist:	Thanks Paul and good afternoon to all. As mentioned, year over year product revenue for the fourth quarter grew by 139% to $4.6 million from $1.9 million in 2005 and was up by 21% sequentially from $3.7 million in the third quarter of 2006.

Domestic product sales increased by 134% to $4.1 million from $1.7 million last year and also increased by 21% sequentially. International sales for the quarter were $456,000, up almost three fold from $160,000 in last year’s fourth quarter and by 23% sequentially driven by the initial stocking order from LeMaitre Vascular.

Overall gross margin was 59.5% in the fourth quarter of 2006 which compares with gross margin of 59.7% in the third quarter and 10% in the prior year quarter which included a $1 million charge related to a voluntary product recall.

Total operating expenses were $7.9 million in the fourth quarter compared with $6 million in the prior year quarter. The 2006 period includes $518,000 as a result of adopting FAS123(R) accounting for stock based compensation.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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The remaining increase primarily reflects the build up of the domestic sales force which averaged 42 filled territories in Q4 of ’06 versus 25 in Q4 of ’05, a 68% increase. Correspondingly, sales and marketing expenses increased by 54% to $4.8 million in the fourth quarter compared with $3.1 million in the 2005 fourth quarter.

Research, development and clinical expenses for the quarter were $1.6 million, up from $1.5 million in the fourth quarter of 2005 with all of the increase due to option expense.

General and administrative expense of $1.5 million was unchanged from Q4 of ’05. The 2006 amount, however, included $282,000 of option expense which offset true savings in professional fees largely related to efficiencies in the Sarbanes Oxley compliance process.

Total stock option expense in the quarter was $555,000 and again the line item breakdown was: the amount charged to cost of sales, $37,000; to R&D, $92,000; sales and marketing, $144,000; and G&A as mentioned $282,000.

Net loss for the fourth quarter of 2006 was $4.9 million or 11 cents per share which compares with a net loss of $5.7 million or 16 cents per share for the fourth quarter of 2005. The $555,000 of stock option expense equaled 1.3 cents per share in the quarter.

For the full year total product revenue more than doubled to $14.4 million from $6.9 million in 2005. Domestic revenue grew by 155% to $12.4 million compared with $4.8 million in 2005 while international revenue was flat at $2 million largely due to Edwards unwinding its inventory position in the latter part of the year.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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Gross profit of $8.3 million was 57% of revenue for 2006 and this compares with $3.3 million and 46% respectively for all of 2005. The increase in 2006 was due to significantly higher growth in the higher margin domestic sales and the net effect of the December 2005 recall.

Operating expenses for the full year were $26.9 million. That was up 38% from $19.4 million last year primarily due to higher sales and marketing and stock option expense. R&D increased by $948,000 with $347,000 of that in option expense. The remaining R&D increase was primarily for development materials used in various R&D projects.

G&A increased by $784,000 with $767,000 of that due to option expense so otherwise G&A expense did not increase in 2006.

The remaining $5.8 million increase in operating expense was in sales and marketing which was up 66% year over year and that reflected the effective doubling of the sales force during 2006 when we averaged 33 filled territories versus 16 in 2005. And the sales and marketing expense increase also included $448,000 of option expense.

The net loss for 2006 was $17.5 million or 44 cents per share including $1.6 million of stock option expense equivalent to 4 cents per share. That compares with a net loss of $15.5 million or 46 cents per share in 2005.

On the balance sheet at year end cash and marketable securities were $20.2 million. Cash used during the fourth quarter was $4.1 million, and for all of 2006 cash used was $17.5 million. Total proceeds from financing during 2006 were $20 million.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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During the fourth quarter accounts receivable days averaged 55 both domestic and international and DSO at year end was 56 days. Inventory dollars increased by $2 million during the year but inventory turnover roughly doubled. As a result, while product sales increased by 109% in 2006 working capital increased by only 63%.

And finally, yesterday we reported in an 8-K filing that we have obtained a two year $5 million revolving line of credit with Silicon Valley Bank. Together with our available cash we expect that this will provide ample working capital flexibility for Endologix to become sustainably cash flow positive in 2008.

With that I will turn the presentation back to Paul.

Paul McCormick:	Thanks Bob. As an update on Japan, we continue to expect regulatory approval for the Powerlink system in the first half of this year with a commercial product introduction the second half of 2007. Our distributor has been conducting training sessions with Japanese physicians in Germany in preparation for a Japanese market entry.

We continue to make significant progress in our product development activities. We are on track to integrate the Surpass contra lateral wire system into the Powerlink in the first half of this year. The Surpass permits physicians to maintain guide wire access through the contra lateral limb during deployment and to facilitate when required adjunct balloon angioplasty or to deliver an extension.

We’re also making progress with the Visiflex integrated system, or IS, which is our third generation delivery system. The IS will include all the benefits of our current Visiflex delivery catheter and will incorporate Surpass. It will also

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

eliminate the front sheath which currently deploys the main body of the Powerlink. This will further simplify the deployment procedure.

This design will permit the main body delivery mechanism to be completely withdrawn through an outer sleeve which will remain inside the vessel. This sleeve will then act as a traditional introducer sheath eliminating catheter exchanges and facilitating closure for physicians comfortable with a complete percutaneous approach.

Expectations are that we will be conducting initial feasibility cases overseas in Q3 of this year with a domestic market launch early in 2007. We are also about to begin a feasibility study in three German clinical sites with our Powerlink stent technology to treat thoracic aortic pathologies, a new opportunity identified by our scientific advisory board for Powerlink technology. We are enthusiastic about the application of Powerlink technology in thoracic dissection as the market potential is even greater than for thoracic aneurysms.

As you know the SAAAVE bill was enacted and beginning January 1, 2007 Medicare is offering a one time free screening for AAA to qualify seniors as part of its welcome to Medicare physical. Men who have smoked at least 100 cigarettes during their life and men and women with a history of AAA qualify for the Medicare screening.

In terms of implications on our business more screening leads to more early identification of enlarged aortic sacs. As physicians monitor patients over time and make the decision to repair aortic aneurysms we are confident that many will select minimally invasive ELG procedures over the highly invasive surgical alternative.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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We are delighted to be gaining sales traction and we believe that we now have the visibility to introduce financial guidance. The Company expects to report full year 2007 product revenues of $25 to $29 million, and increase of 73 to 101% compared to product revenues in 2006.

For the full year 2007 the company expects gross margins will be in the 57 to 61% range and our total operating expenses for 2007 are expected to range from $31 million to $33 million. Additionally we are reaffirming our belief that our resources are sufficient to support our sales force, our current R&D activities and as Bob has mentioned, see us through to being positive cash flow from operations.

In closing we are making excellent progress toward our objective to become a leader in the fast growing AAA market. We expect to benefit from the increased tenure of our sales representatives. We believe we have found a strong distribution partner for the Powerlink in key European markets. We anticipate receiving approval for the Powerlink in Japan in the first half of this year with a commercial launch expected in the second half of 2007.

We are sufficiently capitalized to become cash flow positive. We are well positioned for future growth. As our Powerlink provides us with a platform technology for additional large market applications and we’re looking to leverage both our technology and our sales force in the future.

With that said I’d like to open the call to your questions. Operator?

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. If your question has been answered and you wish to withdraw your question, you may do so by pressing star then the number 2.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you have pressed star 1 to ask a question for this time, please press it once more to ensure you enter into the queue. One moment, please for the first question.

Paul McCormick:	While we’re waiting for the first question I’d like to mention that we will be presenting at the 26th Annual Cowen and Company Healthcare Conference in Boston on March 14 at 8 a.m. Eastern Time. If you’re attending this conference I welcome the opportunity to meet you in person. For those not attending a webcast of the presentation will be available on the Endologix website.

Okay Operator, we’re ready for the first question.

Operator:	Our first question comes from Matthew Scalo with Canaccord Adams.

Matthew Scalo:	Hey guys, congratulations on the quarter here.

Paul McCormick:	Thanks Matt.

Matthew Scalo:	I wanted to ask you in regards to your comments about increasing traction in the U.S. market. Do you guys feel comfortable discussing, you know, number of new accounts, number of existing accounts? Are you guys penetrating, you know, current accounts better or is it a little bit of both there?

Paul McCormick:	Well it’s a combination. I mean as we’ve said in the past, you know, 85% to 90% of our reps revenue comes really from six to nine accounts. So as they’re increasing their sales, you know, they’re selling deeper in addition to opening up new accounts in their territory.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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Because when we started the launch, you know, we started with the six reps. We didn’t divide the country up into six territories. So the reps with some significant tenure have been calling on the same account, you know, over the last 12 to 24 months.

So it is a combination of expanding the use for their given positions as well as introducing the device to new physicians.

Matthew Scalo:	Okay, and are you also still seeing that kind of positive correlation between experience gained by the rep and productivity measurements, i.e. if a sales rep has 12 months of experience can we assume that they can generate let’s say that $900,000 to $1.1 million in sales?

Paul McCormick:	We are seeing a correlation. I don’t have the numbers in front of me what it’s been in the past. You know one of the reasons we’ve given some annual guidance is we’re getting very comfortable, you know, with the regression line as we look at building the business so it’s remaining pretty true to form as we’ve talked about in the past.

Matthew Scalo:	Okay, has there been any material turnover of experienced reps? You pointed out the 27 reps with I guess more than eight months experience.

Bob Krist:	No.

Matthew Scalo:	Great. And then as far as U.S. markets here, number one in Europe, can you talk a little bit about the inventory from Edwards Life Sciences. Has that all been transferred over to LeMaitre or are we going to experience a lift where Edwards is selling a little bit of inventory there?

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

Paul McCormick:	No, as of today Edwards has no inventory.

Matthew Scalo:	Okay.

Paul McCormick:	We got rid of the overhang.

Matthew Scalo:	Okay. And then in Japan I guess — and this is the last question here — what do you expect as far as establishment of reimbursement for AAA? Is it going to happen in the first half of ’07 therefore making a very smooth transition into market launch there? Are we still going to be waiting in the second half for reimbursement?

Paul McCormick:	Our distributors indicate that reimbursement has been provisionally set by the Central Social Insurance Medical Council and that beginning April 1 the average cost per case reimbursement to the hospital will be approximately 16,000.

So the implications for us will be we will — because again we’re selling to a distributor — we’re to expect to see a higher margin than Europe but a lower margin for our direct sales efforts here in the U.S.

Matthew Scalo:	Okay. Can I just clarify one other question which was I believe Bob mentioned, was it 42 territories versus 25 and that’s the 68% increase?

Bob Krist:	That’s correct. If you look at it on a man year basis those would be comparison between 4Q ’06 and ’05.

Matthew Scalo:	Okay, that ties out. I appreciate it Bob. Thanks.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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Operator:	Once again ladies and gentlemen, as a reminder, to register for a question, please press star then the number 1 on your telephone.

Our next question comes from John Putnam with Dawson James Securities.

John Putnam:	Thanks and a very nice quarter, nice progress.

Paul McCormick:	Thanks John.

John Putnam:	I wondered if you might be able to give us some feel if you will for the profile of medical specialties that are performing the Powerlink procedures.

Paul McCormick:	Sure. Right now I would say in the neighborhood of 85% to 95% of the operators right now are vascular surgeons. There may be some general and vascular surgeons out of the group but that’s the vast majority of it. The rest is made up of some interventional cardiologists.

And as an example we run a program down in Houston where they’re actually doing these things completely percutaneously. We see some interventional radiologists but oftentimes that’s in conjunction with a vascular surgeon.

And we’re starting to see a little bit more of CT surgeons, you know, cardiothoracic surgeons starting to look at these technologies as they look to expand their practices because of the impact of some drug eluting stents and things of that nature.

John Putnam:	Right.

Paul McCormick:	But it primarily is the vascular surgeon at this stage that does the majority of cases.

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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John Putnam:	Do you see that changing at all in the near future or is it just kind of a migration if you will?

Paul McCormick:	I would say there will be some migration over time. Obviously as the devices get easier, as we move to like the Visiflex IS which really makes this a very simple procedure — not simple procedure. It is a simpler procedure, you know, it will have an impact.

But I wouldn’t suspect you’ll see a big wave all at once. We don’t know the impact of screening. We don’t know if the cardiologists will, you know, partake in, you know, the Medicare program in a big way being the initial welcome to Medicare. That would allow them to capture patients.

We don’t know the dynamic between the cardiologists and the CT surgeons where they have, you know, teamed up to look at these patients. But I wouldn’t see a major shift. I think the vascular surgeon is the primary operative for years to come.

John Putnam:	Okay, great. Thanks very much.

Paul McCormick:	Okay, thanks John.

Operator:	Our next question comes from Daniel Mallin with WBB Securities.

Paul McCormick:	Hey Dan.

Daniel Mallin:	Hi, thanks for taking my call and congratulations on the quarter. I was hoping you can give me a little more insight into what’s happening in Japan, specifically you gave some information back in December that the device

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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panel of the Japanese Ministry was looking for some additional information which I believe you had.

Paul McCormick:	Right. And we’ve resubmitted that to them so they have it. The question will be there may or may not need to be a second panel. We submitted it to the Ministry of Health and they submit it to some experts. There may or may not have to be a second expert panel. It may just be packages reviewed.

Because the questions didn’t center on the clinical — interestingly enough it didn’t center on the clinical outcomes. It centered on some pathology, things that the operators in Japan were not that interested in. So we believe from everything our distributor says that we will get shown the approval the first half of this year.

And of course with the provisional reimbursements that we believe we get that will slide into selling the device in the second half of the year.

Daniel Mallin:	Now you also mentioned in response to an earlier question that beginning April 1 the Japanese Insurance will compensate to the hospital at 16,000.

Paul McCormick:	Roughly that. It will depend on the number of components. That’s just to give you a relative point but it can change based on the number of components used.

Daniel Mallin:	Now does that basically give Cook the green light to start selling starting on April 1 because I know they had gotten their approval a little bit before you guys.

Paul McCormick:	I think they have started selling already and it may be with some special reimbursement until the final hits or there may be methodology where they are

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Moderator: Paul McCormick
02-22-07/4:00 pm CT
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able to recoup it at a later date. But my understanding is that they’re doing some limited selling of the device in Japan.

Daniel Mallin:	And how large do you think the market is over in Japan?

Paul McCormick:	It’s interesting because we’re starting from zero. We estimate it to be about a third of the size of the opportunity in the U.S. But they’re just starting from scratch. In a market report by the Millennium Research Group and couple of years back, they have revenue estimates of about $66 million in Japan five years post approval of the first device.

So that kind of gives you a scope. Now the first year or two is really going to be building out and training users because keep in mind, these are the first commercial devices that have been approved for Japan.

Daniel Mallin:	Okay, thank you very much. That’s helpful.

Paul McCormick:	Thanks Dan.

Operator:	Our next question comes from Vivian Wohl with Federated Kaufmann.

Vivian Wohl:	Hi, Paul. I just wanted to follow up on that question. Do we have some idea of how many open cases are performed annually in Japan?

Paul McCormick:	I don’t have that figure in front of me right now. But the market — when they came up with a third of the market size it was really based off of open procedures back when we weren’t doing a lot of stent graphing.

Vivian Wohl:	Is there something about the anatomy in Japan that would make it more difficult to convert those procedures to an endovascular approach or do you

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Moderator: Paul McCormick
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think it would, other than just taking time and training that ultimately it should get to the same conversion rate that we’re seeing here in the United States?

Paul McCormick:	Oh, we’ll get to the same conversion rate. We may have to have a couple of different models. There are slight anatomy differences but right now if we do this one third it’s probably about 15,000, 18,000 open procedures over in Japan.

Also keep in mind that when we look at the numbers here in the U.S. a good percentage of the minimally invasive are not taken out of the surgical pool. They’re patients too sick or too old for surgery.

And so as we look at it over in Japan, you know, we should see a comparable up tic in usage. We probably won’t see the flurry of initial orders by hospitals that Guidant and Medtronic had with the very first approval but certainly from a usage standpoint we should see a relatively comparable adoption going forward.

Vivian Wohl:	Can you say anything about the training program that your partner overseas is planning to initiate upon launch?

Paul McCormick:	Yeah, they’re bringing over the key five or six physicians that will ultimately be our proctors in Japan. So we’re bringing them over to Dr. Raithel in Nuremburg because he can put together, you know, six or seven cases over a couple of days.

We have two key physicians there at Tokyo Medical Center which were the major enrollers during our clinical trial with the PowerWeb that will in essence be the proctors for Japan, at least initially.

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Moderator: Paul McCormick
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So we’re going to take a very measured approach over there. You know again, these physicians have been doing some tube graphs that they’ve put together for thoracic but this will be new technology over there and we want to make sure that we get good clinical outcomes.

Vivian Wohl:	Right. And just one last question on Japan, but as you look at bringing new products to market, the Visiflex, the products beyond that, what is the process for bringing those to market in Japan?

Paul McCormick:	Well with the Visiflex it will be a partial change which we’re already starting to put the dossier together to have it prepared when we get the Shonin. But it could be a year lag once you put in a partial change.

Vivian Wohl:	Okay.

Paul McCormick:	For a thoracic dissection device that would probably be a separate study.

Vivian Wohl:	Right.

Paul McCormick:	Variations on a theme with our current FDA approved devices; I think it’s reasonable to think it could take a year upon submission of the partial change document.

Vivian Wohl:	Okay, great. Thank you.

Paul McCormick:	Thanks Vivian.

Operator:	Our next question is a follow up from Matthew Scalo of Canaccord Adams.

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Moderator: Paul McCormick
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Matthew Scalo:	Hey guys. I just wanted to ask about the gross margin guidance, 57 seems a bit low particularly since you guys beat our estimates this quarter a little over 59%. Can you walk me through kind of the scenarios? I would assume geographic product mix would be favorable to gross margin, volumes would be favorable to gross margin and we might actually see kind of the 59 level as kind of a bottom here. But maybe you could walk me through that.

Bob Krist:	Matt, this is Bob. Everything you said is directionally correct. The rate of growth in U.S. sales, we still expect to exceed the lower margin sales through distributors. Obviously volume is helpful from a manufacturing perspective.

The one thing we pointed out in prior calls is this full transition to a higher cost basis of one of the important raw materials that we procure for — well it’s the graph material. And that has not, you know, fully impacted cost of sales. That will happen over the first half of ’07.

That will take us down a few basis points from here and I would expect then that once that’s fully baked in these other trends will be exclusively in a positive direction.

Matthew Scalo:	Okay, so we should probably model in then first quarter, second quarter somewhere in that 57, 58 range and then kind of improve into that 61% range by year end, something in that...?

Bob Krist:	I’d say directionally that would be correct.

Matthew Scalo:	Okay, terrific. Okay, thank you.

Operator:	Our next question is from Shawn Fitz with Stephens Incorporated.

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Moderator: Paul McCormick
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Paul McCormick:	Hey Shawn.

Shawn Fitz:	Hey Paul. Hey Bob. Good afternoon. Thanks for taking my questions. Just a quick follow up on the Japan question. As we think about your guidance for the full year, how much of your guidance assumes any contribution from Japan?

Paul McCormick:	Well we would expect a little bit on the front end but, you know, I wouldn’t expect a lot at this point. We’ll get some initial stacking order. It will really start to make a bigger impact next year.

Shawn Fitz:	Okay, great. You know Paul then, if we think about your physician customers, could you maybe just characterize in a general sense what the revenue concentration looks like across your basic customers?

Paul McCormick:	Well I don’t want to get too granular but I can give you kind of a flavor of this. We’ve done — over the last 12 months we’ve performed some level of Powerlink in 280 hospitals across the country. Some of those are new to the Powerlink, it may have been last week and some of them are older users.

And to give you a flavor, you know, we get 80% of our business out of 120 of those hospitals. So what it demonstrates along with what we’ve shown with the sales rep productivity in correlation with tenure is that we are in fact uncovering the physicians who are open to change because physicians are kind of on a spectrum from open to more restricted and not open to change.

We’re finding them, we’re getting them to try the device. We’re helping them find other applications and simultaneously we’re out opening up new physicians that we meet either at meetings or, you know, just calling on the offices.

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Moderator: Paul McCormick
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Because as we’ve said when we hired our reps, we put the reps into a territory based on kind of a 40 to 45 rep territory. So they haven’t been calling broadly. They’ve been calling on a relatively finite number of physicians and hospitals. And so we’re very pleased with what our sales force has been able to accomplish.

Shawn Fitz:	Okay, great. As we think about those new physician customers, Paul, are you converting most of them from an open procedure do you think, your incremental customer adds, or are you converting them from a competitive product?

Paul McCormick:	If I had a guess it would be 98% is coming from a competitor, 90, 95%. We do have some physicians that are new to stent graphing, both vascular surgeons who have delayed adopting these technologies and in some instances CT surgeons or cardiologists that are expressing interest to get into it so it’s kind of a mix.

But I would say 90 to 95% of our business is coming from current stent graph users. Now are they using it more broadly in their practice? Little unclear to tease that out. If they are it’s probably on the margin.

Shawn Fitz:	Okay. And then when we think just about your sales force interacting with the customer, what is kind of their lead in? What are they leading in terms of opening the door and trying to covert that physician from a competitive product and which of those things really seem to resonate the most with the physicians?

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Moderator: Paul McCormick
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Paul McCormick:	I’d like to say there was a silver bullet but it really is going back to basic selling. When you meet a physician and demonstrate the product there are certain things that are intuitive but it may be different for different people.

If they were a Cook user they might have found the delivery of that device with the hooks, the barbs, the release mechanism challenging and as a result they like the simplicity of the Powerlink. If it was an AneuRx device user, you know, he may have been resistant to change. He’s been doing it for six years.

But usually when they look at the Powerlink they see it as a way to overcome late migration. If it was an excluder user from Gore, you know, they had an issue with a graph that was porous. They believe that they’ve solved that. But when you see devices in and you’re seeing a sac run with no potential blood flow into it, you know, it raises their concern or it may be the delivery.

So it really is a very tailored approach based on a physician’s own experience. Because if you look at the literature, I mean nobody else is publishing five year independent core lab data on their technology. They just don’t do it.

And so if this was strictly evidence based medicine this would be a cake walk but it’s not. It is really a function of a physician — and surgeons tend to be a little more conservative. When they learn surgery they do it the same way every time. It’s the repetitiveness that makes them very good surgeons.

And so it’s a challenge but we’re making great progress because people are responding to some aspect of the device.

Shawn Fitz:	Great. Paul, Bob, thanks for your time. Congratulations on a strong finish to the year.

ENDOLOGIX
Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

Paul McDonald:	Thanks John.

Bob Krist:	Thanks John.

Operator:	Our next question comes from Matthew Todorow with Blue Fin.

Matthew Todorow:	Hi guys. How are you doing?

Paul McCormick:	Hey Matt.

Matthew Todorow:	I was wondering — I don’t think you gave it but maybe I missed it, any chance you gave guidance for the current quarter we’re in now that we’re kind of halfway through it?

Paul McCormick:	Yeah, we’re not going to do that. We want to give you the big picture stuff. In the past we did the sales rep productivity. That becomes less meaningful in the respect that if you do get turnover or you get promotions, you know, it skews the numbers.

So our goal would be to lay out the annual guidance and each quarter we’ll obviously report our numbers.

Matthew Todorow:	Okay, thanks.

Paul McCormick:	You bet.

Operator:	I would now like to turn the call back to management for any further presentation or closing remarks.

ENDOLOGIX
Moderator: Paul McCormick
02-22-07/4:00 pm CT
Confirmation #6 931370

Paul McCormick:	Thanks. Once again I want to express our thanks to everyone for joining us today, for your questions and for your support. We are committed to expanding the market for the Powerlink system and are investigating innovative solutions for minimally invasive AAA treatment.

If you have any additional questions please call either Bob or me and we look forward of keeping you apprised of our progress. And again, thanks for your interest in Endologix.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you disconnect your lines.
END